	Successor	Predecessor
	Company	Company
	3 Days	89 Days	181 Days	Three Months	Six Months
	Ended	Ended	Ended	Ended	Ended
Earnings per common share	Dec. 31, 2010	Dec. 28, 2010	Dec. 28, 2010	Dec. 31, 2009	Dec. 31, 2009
		(Dollars in thousands, except share per share data)
Net Income	$11,835	$836	$1,796	$649	$1,145
Preferred stock dividends	(2)	(51)	(104)	(53)	(106)
Accretion of preferred stock	-	(7)	(13)	(6)	(13)
Amortization of issuance costs	-	(1)	(2)	(1)	(3)
Net income available to common shareholders	$11,833	$777	$1,677	$589	$1,023
Dividends and undistributed earnings allocated to unvested shares of stock awards	(44)	-	-	-	-
Net income applicable to common shareholders	$11,789	$777	$1,677	$589	$1,023
Average common shares issued and outstanding	3,492,498	2,331,332	2,330,197	2,321,528	2,321,430
Earnings per common share	$3.38	$0.33	$0.72	$0.25	$0.44

Diluted earnings per Common share
Net income applicable to common shareholders	$11,833	$777	$1,677	$589	$1,023
Dividends and undistributed earnings allocated to unvested shares of stock awards	(44)	-	-	-	-
Net income available to common shareholders	$11,789	$777	$1,677	$589	$1,023
Average common shares issued and outstanding	3,492,498	2,331,332	2,330,197	2,321,528	2,321,430
Dilutive potential common shares	96,258	27,315	24,188	2,545	4,774
Total diluted average common shares issued and outstanding	3,588,756	2,358,647	2,354,385	2,324,073	2,326,204
Diluted earnings per common share	$3.29	$0.33	$0.71	$0.25	$0.44

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